EXHIBIT 3.1


                            CERTIFICATE OF FORMATION

                                       OF

                    TACONIC ASSET ACCEPTANCE COMPANY, L.L.C.


         This Certificate of Formation of Taconic Asset Acceptance Company, L.L.C. dated as of March 10, 2005 has been duly executed and is being filed by Shannon L. Smith, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del.C.ss. 1--101, et seq).

         1. The name of the limited liability company is Taconic Asset Acceptance Company, L.L.C. (the "Company").

         2. The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Corporate Trust Center, in the City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Company at such address is The Corporation Trust Company.

         3. The period of duration of the Company is perpetual unless otherwise dissolved in accordance with the Limited Liability Company Agreement of the Company.

         4. This Certificate of Formation shall be effective as of its filing.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the Company this 10th day of March 2005.


                                             By:   /s/ Shannon L. Smith
                                                   -----------------------------
                                                   Name:  Shannon L. Smith
                                                   Tile:  Authorized Person